EXHIBIT 33

Trefoil International III, SPRL
Attention Mike McConnell

Date:  21 October 2004

Dear Mike

RE:  SALE OF SHARES BY IN ANSELL LIMITED

1.   SALE OF SHARES
-------------------

1.1 Trefoil International III, SPRL ("Seller") is a shareholder in Ansell Limited (ABN 89 004 085 330) ("Ansell"). Schedule 1 of this agreement sets out sale shares of the Seller (the "Sale Shares").

1.2 This agreement sets out the terms and conditions whereby the Seller appoints Citigroup Global Markets Australia Pty Limited (ABN 64 003 114 832) ("Citigroup") to:

     (a) act as its agent to offer for sale the Sale Shares on 21 October 2004 ("Trade Date");

     (b) underwrite the sale of the Sale Shares at $8.70 per Sale Share (the "Underwritten Price") by procuring subscribers for, or by purchasing the Sale Shares;

     (c) conduct a bookbuild to determine the allocation of the Sale Shares amongst applicants for the Sale Shares at a price to be determined per Sale Share by Citigroup in its absolute discretion ("Bookbuild Price");

     (d) authorize Citigroup to access the Sale Shares held by the Seller in the Issuer Sponsored Holding records, as evidenced by Shareholder Reference Number [insert details] in order to fulfil settlement obligations with applicants; and

     (e) transfer the Sale Shares to such applicants in accordance with such allocation.

1.3 The Seller undertakes to provide Citigroup with a current copy of the relevant Issuer Sponsored Holding statement as soon as practicable.

1.4 Settlement of the Sale Shares will be on a T+3 basis ("Settlement Date"). For the avoidance of doubt, Citigroup will remit the net proceeds of the Sale Shares to the Seller by no later than 5pm (AEST) on the Settlement Date.

2.   FEES AND EXPENSES
----------------------

2.1 In consideration of Citigroup performing its obligations under this agreement, the Seller agrees to pay to Citigroup a fee of 0.25% of the gross sale proceeds of the Sale Shares plus GST payable on the Settlement Date. All fees payable to Citigroup will be deducted from the gross proceeds of the Sale Shares.

2.2 The parties further agree that if the Bookbuild Price under clause 1.2(c) exceeds the Underwritten Price, the Seller agrees to pay to Citigroup an incentive fee of 33% of the number of Sale Shares multiplied by the difference between the Bookbuild Price and the Underwritten Price.

3.   REPRESENTATIONS AND WARRANTIES
-----------------------------------

3.1 The Seller represents, warrants and undertakes to Citigroup at all times up to and including the Settlement Date that:

     (a) it has the power to enter into and comply with all the terms and conditions of this agreement;

     (b) this agreement is its valid and binding obligation, enforceable against it in accordance with its terms subject to any necessary stamping or registration;

     (c) it is the registered holder and sole legal beneficial owner of the Sale Shares, owns the Sale Shares free and clear of any liens, charges, security interests, claims, equities and pre-emptive rights and has been the registered holder of the Sale Shares for a period in excess of 12 months;

     (d) following sale by the Seller, the Sale Shares will rank equally in all respects with all other outstanding ordinary shares of Ansell, including their entitlements to dividends;

     (e) the Seller does not at the date of this agreement have any non-public information, or information that is not generally available, than can reasonably be expected to have a material impact on the price of Ansell's securities, and the sale of the Sale Shares will not constitute a violation by the Seller of applicable insider trading laws;

     (f) it has the complete and unrestricted power and right to sell the Sale Shares under this agreement and no person has a conflicting right, whether contingent or otherwise, to purchase or be offered for purchase the Sale Shares, or any of them;

     (g) neither the Seller or any of its directors, officers and employees controls Ansell as defined in Section 50AA of the Corporations Act 2001 (the "Act"); and

     (h) neither the Seller nor its directors, officers and employees is or will be in breach of the Act (including but not limited to S.1043A) or any other applicable law through the execution, delivery and performance of this agreement by the Seller.

3.2 The Seller acknowledges that Citigroup will rely on each of the warranties given by the Seller in this agreement in offering to sell the Sale Shares.

3.3 The Seller authorizes Citigroup to inform potential investors in the Sale Shares of the representations and warranties made by the Seller under this agreement but the Seller does not authorize Citigroup to provide any further representations or warranties on the Seller's behalf to third parties.

3.4 The Seller acknowledges that it will be liable to pay any, GST or other charges, duties or imposts on the transfer of the Sale Shares from the Seller (but not, for the avoidance of doubt, any subsequent transfer by Citigroup) other than any such amounts arising as a result of the reckless, illegal act or omission, breach of this agreement, fraud or negligence of Citigroup or its agents or employees, and the Seller authorizes Citigroup to deduct the relevant amounts from the Application money allocated to the Sale Shares and pay that stamp duty on their behalf.

4.   INDEMNITY
--------------

4.1 Subject to clause 4.2, the Seller agrees to indemnify Citigroup, it's related bodies corporate, directors, officers and employees (each an "Indemnified Party" and collectively the "Indemnified Parties") from and against all liabilities (including legal expenses), losses directly or indirectly suffered by, or claims made against, an Indemnified Party arising out of or in connection with:

     (a) (breach) the Seller or any of its agents or employees failing to perform or observe any of its obligations under this agreement or any other obligations to the Indemnified Parties binding on it;

     (b) (misrepresentation) any representation or warranty made or given by the Seller under clause 3 ("Representations and Warranties") in this agreement, proving to have been untrue or incorrect; and

     (c) (generally) a breach of this Act by the Seller its agents, employees or contractors (including, but not limited to, sections 1041H and 1041I) or any other applicable law in relation to the Sale Shares.

               Each of the paragraphs of this clause 4.1 ("Indemnity") will be construed independently and no paragraph will be limited by implications arising from any other paragraph.

4.2 The indemnity in clause 4.1 does not extend to and will not be deemed to be an indemnity against losses suffered by, or claims made against, an Indemnified Party to the extent that those losses or claims are finally judicially determined to result from fraud, willful misconduct, gross negligence or breach of this agreement by that Indemnified Party or its agents or employees.

4.3 Each Indemnified Party, whether or not a party to this agreement, will be entitled to the benefit of this clause 4 ("Indemnities") and this clause 4 ("Indemnities") is entered into and may be enforced on that Indemnified Party's behalf by Citigroup.

5.   GENERAL
------------

5.1 This Agreement is governed by the laws of New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

5.2  This  agreement  may  be  executed  in   counterparts.   All  executed
     counterparts constitute one document.

5.3  This agreement may be altered only in writing signed by each party.

5.4 The offer to underwrite the Sale Shares at the Underwritten Price maybe only accepted by signing and returning the enclosed duplicate of this letter by no later than 4.30p.m. on the Trade Date.

5.5 This is the entire agreement between the parties about the sale of the Sale Shares and, to the extent possible, the parties exclude all terms implied by law. Neither party has made any representation or warranty about the Sale Shares other than those representations and warranties appearing in this agreement.

5.6 Citigroup hereby acknowledges that it has received a copy of the Issuer Sponsored Holding statement and irrevocably waives the requirements in clause 1.3 with respect thereto. Pursuant to the Margin Lending Facility Agreement, dated August 9, 2002 (the "Margin Agreement"), among Shamrock Holdings of California, Inc., Seller, Citigroup, Inc. and Citigroup, Citigroup hereby irrevocably consents to the sale of the Sale Shares as contemplated by this Agreement, subject to clause 7.1(b) of the Margin Agreement.

/s/ Mark Bartels                                 Name:  Mark Bartels
-------------------------

For and on behalf of                             Title: Managing Director,
CITIGROUP GLOBAL MARKETS AUSTRALIA PTY LIMITED          Head of Equity Capital
                                                            Markets

                                                 Date:  21 October 2004



/s/ Stanley P. Gold                              Name:  Stanley P. Gold
-------------------------

For and on behalf of                             Title:    Director
Trefoil International III, SPRL
                                                 Date:   October 21, 2004

                                 SCHEDULE 1

                                SALE SHARES

          ---------------------------- ---------------------------
                      NAME                     SHAREHOLDING
          ---------------------------- ---------------------------
                    TREFOIL                    8,000,000
               INTERNATIONAL III,
                      SPRL
          ---------------------------- ---------------------------